Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contact:
Michelle Layne
443-285-5452
michelle.layne@copt.com

COPT Elects Essye B. Miller to Board of Trustees

COLUMBIA, MD (BUSINESS WIRE) September 19, 2022 - Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE: OFC) announced that its Board of Trustees elected Essye B. Miller to serve on the Company’s Board, effective October 1, 2022.

“We are pleased to welcome to COPT’s Board of Trustees such an experienced and respected professional from the defense community,” stated Thomas F. Brady, Chairman of the Board. “Ms. Miller will be a valuable addition to the Board with her knowledge and experience in the U.S. Department of Defense, cybersecurity, and information technology. We look forward to her contributions and believe the Company will benefit from the perspectives she will bring from her respective fields and board advisory experience,” he stated.

From 2018-2020, Ms. Miller served as the Principal Deputy Chief Information Officer (“CIO”) for the Department of Defense (“DOD”), overseeing all matters of their $8 billion Cybersecurity Program. Prior to that, while serving as the Deputy CIO for Cybersecurity (“CISO”) from 2016-2018, she was appointed Acting DOD CIO in 2017. During her time as CISO, she established the DOD’s Cloud Computing Office and strategies, leading the digital modernization that accelerated the implementation of the U.S. national defense strategy.

Prior to the DOD, Ms. Miller was CISO and Director of Cybersecurity with the U.S. Department of the Army from 2015-2017, where she led every aspect of cybersecurity and IT strategy. From 2006-2014, she was Director of Information Management for the U.S. Department of the Air Force, directing their IT enterprise strategy and served as Chair of the prestigious Pentagon Architecture Configuration Control Board.

Since her retirement in 2020, Ms. Miller has been the President and CEO of Executive Business Management LLC that advises and provides strategic services to businesses, government agencies such as the DOD and non-government organizations.

Ms. Miller received her Honorary Doctor of Science from Talladega College, a Master of Business Administration from Troy State University and a Master of Strategic Studies from the U.S. Air Force, Air University. She is a Board Advisor to Dell, T-Mobile, Leidos, Hawkeye 360, Trellix, Millennium Corporation, Adobe, Insight Partners and Information Security and Privacy Advisory Board. She also advises as a non-profit board member for Concordance Academy and the National Cyber Scholarship Foundation.

About COPT
COPT is a REIT that owns, manages, leases, develops and selectively acquires office and data center properties. The majority of its portfolio is in locations that support the United States Government and its contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing what the Company believes are growing, durable, priority missions (“Defense/IT Locations”). The Company also owns a portfolio of office properties located in select urban/urban-like submarkets in the Greater Washington, DC/Baltimore region with durable Class-A office fundamentals and characteristics (“Regional Office Properties”). As of June 30, 2022, the Company derived 90% of its core portfolio annualized rental revenue from Defense/IT Locations and 10% from its Regional Office

Properties. As of the same date and including 19 properties owned through unconsolidated joint ventures, COPT’s core portfolio of 186 properties encompassed 21.9 million square feet and was 93.7% leased.

Forward-Looking Information
This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Although the Company believes that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements and the Company undertakes no obligation to update or supplement any forward-looking statements.

The areas of risk that may affect these expectations, estimates and projections include, but are not limited to, those risks described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.